Exhibit 10.2


NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York  10170
Attention: Robin Smith, CEO

January 22, 2007

Dear Robin:

This letter is being written to confirm certain understandings relating to my employment with NeoStem, Inc. (the "Company").

I understand that in connection with a proposed financing by the Company (the "Financing") in which Emerging Growth Equities is acting as placement agent, certain key employees of the Company as a condition to such Financing moving forward are being asked to make certain agreements relating to their employment by the Company.

Accordingly, for valuable consideration, the receipt of which is hereby acknowledged, I hereby agree that commencing with the closing of the Financing:

1. My base salary shall be paid at an annual rate which is 20% below the $250,000 to which I am otherwise entitled pursuant to my employment agreement with the Company dated August 12, 2005, as amended from time to time.

2. Any vacation time to which I am entitled under my employment agreement that is unused during a calendar year shall be forfeited without compensation.

3. I will be entitled to the following bonuses based on the criteria set forth:

     Quarterly payments of $5000 commencing March 31, 2007. These payments are payable on the last payroll of each quarter

     For every 50 collections NeoStem is paid after the execution of this letter, I will receive $5000 to be paid after the fee is collected, in accordance to payroll practices

     For every 5 collection agreements which NeoStem signs, I will receive $5000 to be paid after the deposit fee is collected, in accordance to payroll practices

     For every strategic alliance agreement which I negotiate, (insurance, med-spa etc, exclusive of grants), I will be paid a $3000 bonus when 25 collections have been paid to NeoStem as a result of the agreement.

4. In the event of my termination, I agree to take my severance in equal installments over a 12 month period in accordance with the payroll policies and practices of the company.

5. The 100,000 options granted in December of 2006 tied to opening of the collection centers in NY and California will vest when this letter becomes effective.

This letter agreement shall terminate upon the first to occur of the following:

     1. The date on which the Company processes and stores 1,000 adult stem cell collections.
     2. The date on which the Company achieves cumulative revenues of $3,500,000 with the measurement period commencing on January 1, 2007.
     3. The date on which the Company raises a cumulative of $6,000,000 pursuant to equity or debt financings with the measurement period commencing on January 1, 2007.
     4. The date on which the Compensation Committee of the Board of Directors of the Company determines in its sole discretion to terminate this letter agreement.

Except as contained herein, my employment agreement and any amendments thereto with the Company shall remain in full force and effect.

Please acknowledge your agreement with the foregoing by countersigning this letter agreement as provided below.

Very truly yours,

/s/ Mark Weinreb
----------------

Accepted and agreed:

NeoStem, Inc.
By: /s/Robin Smith
Name:  Robin Smith
Title: CEO

                                       2